IN THE UNITED STATES DISTRICT COURT
                       FOR THE SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


                                )
DANAHER CORPORATION, et al.,    )       Case No. C2-96-0247
                                )
                Plaintiffs,     )       Judge James L. Graham
                                )
        v.                      )       Magistrate Judge Mark R. Abel
                                )
ACME-CLEVELAND CORPORATION,     )
et al.,                         )       ANSWER AND COUNTERCLAIMS
                                )       OF DEFENDANT ACME-CLEVELAND
        Defendants.             )       CORPORATION



                                   I, ANSWER

        Defendant Acme-Cleveland Corporation ("Acme Cleveland") for its Answer to plaintiffs' Complaint:

                                 FIRST DEFENSE

        1. Admits that on March 7, 1996, plaintiffs Danaher Corporation ("Danaher") and its wholly-owned subsidiary, WEC Acquisition Corporation ("WEC"), announced a tender offer for all of the outstanding shares of Acme-Cleveland at a price of $27 per share, that plaintiffs filed a tender offer statement (the "Schedule 14D-1") with the SEC pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78n(d)(1), and that plaintiffs stated therein that they contemplate a second-step merger, and, except as admitted, denies all other allegations contained in paragraph 1.






        2. Admits so much of paragraph 2 of the Complaint as may aver that plaintiffs seek the relief described in paragraph 2, denies that plaintiffs are entitled to such relief, and denies all other allegations contained in paragraph 2.

        3. Admits that this Court rendered a decision in Luxottica Group, S.p.A.
v. United States Shoe Corp., No. C2-95-244 (S.D. Ohio Mar. 16, 1995), which speaks for itself, but denies all other allegations contained in paragraph 3.

        4. Denies the allegations contained in paragraph 4.

        5. Admits that plaintiffs purport to invoke the jurisdiction of the Court under the provision cited in paragraph 5.

        6. Do not contest the jurisdiction of this Court over the subject matter of this action.

        7. Admits that Danaher is a Delaware corporation with its principal place of business in Washington, D.C., that it is engaged in various businesses, and that plaintiff WEC claims to own approximately 305,000 shares of Acme-Cleveland's common stock, and, except as admitted, denies, for lack of knowledge, the remaining allegations contained paragraph 7.

        8. Admits the allegations contained in paragraph 8.

        9. Admits the allegations contained in paragraph 9.

        10. Admits that Mark Holderman is an Ohio resident and Commissioner of the Division of Securities, Department of Commerce of the State of Ohio, and that the cited Ohio laws speak for themselves.



                                       2






        11. Admits that Donna Owens is Director of the Ohio Department of Commerce and that the jurisdiction of the Department of Commerce is established by Ohio law, and otherwise denies all other allegations contained in paragraph 11.

        12. Denies, for lack of knowledge, the allegations contained in paragraph 12.

        13. Admits so much of paragraph 13 as may aver that plaintiffs commenced an all-cash Tender Offer for all shares of Acme-Cleveland common stock to Acme-Cleveland shareholders throughout the United States and avers that the conditions to the Tender Offer speak for themselves, and otherwise denies all other allegations contained in paragraph 13.

        14. Admits the allegations contained in paragraph 14.

        15. Admits so much of paragraph 15 as may aver that plaintiffs have filed or will file certain documents with the SEC and the Ohio Securities Division, and have delivered a purported acquiring person statement to Acme-Cleveland, but denies the allegations contained in the first sentence of paragraph 15, denies that plaintiffs' actions have no effect on their several positions, and denies, for lack of knowledge, all other allegations contained in paragraph 15.

        16. Admits and avers that the "Williams Act" was enacted by Congress and speaks for itself, but denies all other allegations contained in paragraph 16.

        17. Admits and avers that the "Williams Act" speaks for itself, but denies all other allegations contained in paragraph 17.




                                       3









        18. Admits and avers that the "Williams Act" speaks for itself, but denies all other allegations contained in paragraph 18.

        19. Admits and avers that the SEC has promulgated rules and regulations under the "Williams Act" and that such rules and regulations speak for themselves, and otherwise denies the allegations contained in paragraph 19.

        20. Admits and avers that the Ohio General Assembly enacted the Ohio Control Share Acquisition Act (the "OCSAA") and that the OCSAA speaks for itself, but denies all other allegations contained in paragraph 20.

        21. Admits and avers that the Ohio General Assembly enacted the OCSAA, that the Act speaks for itself, and that Acme-Cleveland is an "issuing public corporation" within the meaning of the OCSAA, but denies all other allegations contained in paragraph 21.

        22. Admits and avers that the OCSAA speaks for itself, that plaintiffs' Tender Offer is subject to the OCSAA, and that plaintiffs' Tender Offer cannot be consummated without compliance with the OCSAA, and otherwise denies the allegations contained in paragraph 22.

        23. Admits and avers that the OCSAA speaks for itself, but denies all other allegations contained in paragraph 23.

        24. Admits that plaintiffs' Tender Offer purports to propose a "control share acquisition" within the meaning of the OCSAA.

                                           4






        25. Admits and avers that the OCSAA speaks for itself, that plaintiffs have delivered to Acme-Cleveland a purported "acquiring person statement," that the directors of Acme-Cleveland have called a special meeting of shareholders (the "831 Special Meeting") to vote on the plaintiffs' proposed control share acquisition, that such meeting was called in compliance with the OCSAA, and otherwise denies the allegations contained in paragraph 25.

        26. Admits and avers that the provisions of the OCSAA governing the quorum requirements for special meetings of shareholders thereunder speak for themselves, and otherwise denies all other allegations contained in paragraph 26.

        27. Admits and avers that Ohio Rev. Code Section 1701.01(CC) speaks for itself and was amended in 1990, and otherwise denies the allegations contained in paragraph 27.

        28. Admits and avers that the OCSAA speaks for itself, and otherwise denies the allegations of paragraph 28.

        29. Denies the allegations contained in paragraph 29.

        30. Admits and avers that Ohio Rev. Code Section 1701.37 speaks for itself, and otherwise denies the allegations contained in paragraph 30.

        31. Admits and avers that Ohio Rev. Code Sections 1701.01(CC)(2) and 1701.37 and the rules and regulations of the SEC governing disclosure of information concerning beneficial owners of Acme-Cleveland stock speak for themselves, and otherwise denies the allegations contained in paragraph 31.

        32. Denies the allegations contained in paragraph 32.

                                          5






        33. Admits that Section 14 of the Securities Exchange Act applies to the solicitation of proxies and otherwise denies the allegations contained in paragraph 33.

        34. Denies that the OCSAA conflicts with, or is preempted by, Federal proxy rules; admits and avers that Section 13 of the Securities Exchange Act, SEC Rules 14b-1 and 14b-2, and Ohio Rev. Code Section 1701.01(CC)(2) speak for themselves; and otherwise denies the allegations contained in paragraph 34.

        35. Denies the allegations contained in paragraph 35.

        36. Admits and avers that the Williams Act and 15 U.S.C. Section 78n(d)(5) speak for themselves, and otherwise denies all other allegations contained in paragraph 36.

        37. Admits and avers that Ohio Rev. Code Section 1701.831(C) speaks for itself, and otherwise denies the allegations contained in paragraph 37 and, further answering, specifically denies that there is any requirement to contact shareholders after the 831 Special Meeting called by the directors of Acme-Cleveland.

        38. Denies the allegations contained in paragraph 38.

        39. States that the OCSAA and the laws of other states speak for themselves, and otherwise denies the allegations contained in paragraph 39.

        40. States that the OCSAA and the laws of other states speak for themselves, and otherwise denies the allegations contained in paragraph 40.

        41. Denies the allegations contained in paragraph 41.

                                           6






        42. Admits and avers that the Ohio Takeover Act speaks for itself, and otherwise denies the allegations contained in paragraph 42.

        43. Denies the allegations contained in paragraph 43.

        44. Denies the allegations contained in paragraph 44.

        45. Denies the allegations contained in paragraph 45.

        46. Admits and avers that Ohio Rev. Code Section 1707.041 speaks for itself, and otherwise denies the allegations contained in paragraph 46.

        47. Denies the allegations contained in paragraph 47.

        48. Denies the allegations contained in paragraph 48.

        49. Admits as much of paragraph 49 as may aver that plaintiffs filed a
Schedule 14D-1 containing certain information, denies that the plaintiffs' Tender Offer is being made in full compliance with Federal laws and regulations governing tender offers, and otherwise denies the allegations contained in paragraph 49.

        50. Admits that plaintiffs have filed various documents with the Ohio Securities Division and have delivered a purported acquiring person statement to Acme-Cleveland, and otherwise denies the allegations contained in paragraph 50.

        51. Admits that plaintiffs seek a declaratory judgment but denies that they are entitled to any such judgment.

                               Count One

        52. Repeats as to the allegations contained in the preceding paragraphs, the admissions, denials and averments contained in this Answer as if fully rewritten herein.

                                   7






        53. Denies the allegations contained in paragraph 53.

        54. Denies the allegations contained in paragraph 54.

        55. Denies the allegations contained in paragraph 55.

                               Count Two

        56. Repeats as to the allegations contained in the preceding paragraphs, the admissions, denials and averments contained in this Answer as if fully rewritten herein.

        57. Denies the allegations contained in paragraph 57.

        58. Denies the allegations contained in paragraph 58.

        59. Denies the allegations contained in paragraph 59.

                               Count Three

        60. Repeats as to the allegations contained in the preceding paragraphs, the admissions, denials and averments contained in this Answer as if fully rewritten herein.

        61. Denies the allegations contained in paragraph 61.

        62. Admits that shareholders of Acme-Cleveland reside in Ohio and other States, that plaintiffs' Tender Offer will take place in interstate commerce, and otherwise denies the allegations contained in paragraph 62.

        63. Denies the allegations contained in paragraph 63.

        64. Denies the allegations contained in paragraph 64.

                               Count Four

        65. Repeats as to the allegations contained in the preceding paragraphs, the admissions, denials and averments contained in this Answer as if fully rewritten herein.

        66. Denies the allegations contained in paragraph 66.

        67. Denies the allegations contained in paragraph 67.

                                   8






        68. Denies the allegations contained in paragraph 68.

                               Count five

        69. Repeats as to the allegations contained in the preceding paragraphs, the admissions, denials and averments contained in this Answer as if fully rewritten herein.

        70. Denies the allegations contained in paragraph 70.

                               Count Six

        71. Repeats as to the allegations contained in the preceding paragraphs, the admissions, denials and averments contained in this Answer as if fully rewritten herein.

        72. Denies that plaintiffs are entitled to the relief requested and requests that the Court deny the relief sought in Count Six in its entirety.

                           Irreparable Injury

        73. Denies the allegations contained in paragraph 73.

        74. Denies the allegations contained in paragraph 74.

        75. Denies the allegations contained in paragraph 75.

        76. Denies the allegations contained in paragraph 76.

        77. Denies the allegations contained in paragraph 77.

        78. Denies the allegations contained in paragraph 78.

        79. Denies each and every allegation contained in plaintiffs' Complaint not expressly admitted to be true.

                              SECOND DEFENSE

        80. Plaintiffs' Complaint fails to state a claim upon which relief can be granted.

                                   9






                                THIRD DEFENSE

        81. Plaintiffs are not entitled to any relief to the extent that their Tender Offer violates applicable law, including, without limitation, State and Federal laws requiring prompt, full and fair disclosure of all material facts, which violations bar all of plaintiffs' claims for relief.

                                FOURTH DEFENSE

        82. Plaintiffs are not entitled to the relief they seek because their claims are not yet ripe for determination.

                                 FIFTH DEFENSE

        83. Plaintiffs are estopped by their actions from asserting challenges to the Ohio Takeover Act and the Ohio Control Share Acquisition Act.

                                 SIXTH DEFENSE

        84. Acme-Cleveland expressly reserves the right to add additional defenses as such defenses are made known during discovery.

                                 SEVENTH DEFENSE

        85. Acme-Cleveland is a corporation created by and existing under the laws of the State of Ohio, which has the exclusive power to regulate the internal affairs of Acme-Cleveland.

                                       10






                                 II. COUNTERCLAIMS

                                 FIRST COUNTERCLAIM

        86. On March 7, 1996, Danaher and WEC initiated an unsolicited tender offer to purchase all outstanding shares of Acme-Cleveland. The Tender Offer was commenced at 6:30 a.m. on that day when George Sherman, President and Chief Executive Officer of Danaher, telephoned David L. Swift, Chairman and Chief Executive Officer of Acme-Cleveland, at Mr. Swift's home and informed him of the Tender Offer and the fact that notice thereof had been published that morning in The New York Times.

        87. On March 7, 1996, Danaher and WEC filed a tender offer statement on
Schedule 14D-1 pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78n(d)(1), with the SEC (the "Schedule 14D-1"). Danaher and WEC announced their intention to purchase any or all of Acme-Cleveland's shares at a cash price of $27.00 per share. Danaher and WEC also announced their intention to acquire all shares not purchased pursuant to the Tender Offer through a back-end merger at the same cash price of $27.00 per share.

        88. In their Schedule 14D-1, Danaher and WEC state that, as of March 7, 1996, they had begun taking preliminary steps to commence a solicitation of appointments of designated agents (the "Agent Designations") to call a special meeting of Acme-Cleveland's shareholders, for the purpose of removing all of Acme-Cleveland's incumbent directors, reducing the size of the Board from ten to three, and electing their own nominees at that special meeting. If their nominee-directors are elected, Danaher

                                     11






and WEC state that they intend to have those nominee-directors amend Acme-Cleveland's Code of Regulations, so as to preclude the application of the OCSAA to plaintiffs' Tender Offer.

        89. The $27.00 per share price offered in the Tender Offer is below the twelve-month high trading price of Acme-Cleveland common shares ($28.75). On the day that the Tender Offer was announced (March 7, 1996), the market price per share of Acme-Cleveland common stock on the New York Stock Exchange increased to more than $30.00 per share -- more than $3.00 above the Tender Offer price -- where it has remained to the date of this Counterclaim.

        90. On March 20, 1996, Acme-Cleveland filed a Schedule 14D-9 with the SEC, in which it informed its shareholders and the investing public that Acme-Cleveland's Board of Directors had unanimously determined that the Tender Offer is inadequate and that Acme-Cleveland will actively explore other strategic alternatives to that inadequate Tender Offer in order to optimize shareholder value.

        91. On March 8, 1996, Danaher and WEC filed with the SEC preliminary proxy materials in connection with their proposed solicitation of Agent Designations to call a special meeting of Acme-Cleveland's shareholders, different from the special meeting required by the OCSAA, to remove all of Acme-Cleveland's directors and to elect their own director-nominees (the "Removal/Election Special Meeting"). Those preliminary proxy materials state (emphasis added):

                   THE AGENT DESIGNATIONS WILL NOT CONFER
                   ANY RIGHTS TO VOTE ON MATTERS BROUGHT


                                   12






                   BEFORE THE [REMOVAL/ELECTION] SPECIAL
                   MEETING AND NO PROXIES FOR SUCH VOTES
                   ARE BEING SOLICITED WITH THIS
                   SOLICITATION STATEMENT. IF THE
                   [REMOVAL/ELECTION] SPECIAL MEETING IS
                   CALLED, PARENT AND THE PURCHASER
                   [DANAHER AND WEC] WILL SEND COMPANY
                   SHAREHOLDERS ADDITIONAL PROXY MATERIALS
                   SOLICITING PROXIES TO VOTE ON THE
                   [REMOVAL/ELECTION] SPECIAL MEETING
                   PROPOSALS.


        92. The Ohio Merger Moratorium Act, Ohio Rev. Code Chapter 1704 (the "Moratorium Act"), defines an "interested shareholder" to include a person who, directly or indirectly, beneficially owns, controls, or is entitled to own or control ten percent or more of the voting power of an "issuing public corporation" in the election of directors. Ohio Rev. Code Section 1704.01(C)(8). Acme-Cleveland is an "issuing public corporation" for purposes of the Moratorium Act. Under Ohio Rev. Code Sections 1704.01(C)(1)(a) and (b), the term "beneficial owner" includes a "person" who, directly or indirectly, alone or with others, beneficially owns or is entitled to own or acquire particular shares. Under Ohio Rev. Code Sections 1704.01(C)(4)(c) and (d), the term "beneficial owner" also includes a person who, with respect to particular shares, meets the following tests:

                (c) The person directly or indirectly, alone or with others, including affiliates or associates of that person, has the right to vote or direct the voting of the shares pursuant to a written or unwritten agreement, arrangement, or understanding;

                (d) The person has a written or unwritten agreement, arrangement, or understanding with another person who is directly or indirectly a beneficial owner, or whose affiliates or associates are direct or indirect beneficial owners, of the shares, if the agreement, arrangement, or understanding is for the purpose of the first person's or the other person's

                                   13






acquiring, holding, disposing of, voting, or directing the voting of the shares to or for the benefit of the first person.

Once a person becomes an "interested shareholder," the Moratorium Act imposes material restrictions on the conduct of that "interested shareholder," including a three-year prohibition on any mergers, consolidations, combinations or majority share acquisitions with, or involving, the issuing public corporation and further restrictions upon any such transaction following the three-year moratorium.

        93. As of March 7, 1996, Danaher and WEC claimed to be the beneficial owners of 305,000 shares, or approximately 4.3%, of all outstanding shares of Acme-Cleveland.

        94. If and to the extent that Danaher and/or WEC, alone, together, and/or with others, acquire ten percent or more of the voting power of Acme-Cleveland stock in the election of directors, including, without limitation, by obtaining proxies through their planned solicitation of such proxies to elect directors at the Removal/Election Special Meeting of shareholders, Danaher and/or WEC will become, and thereafter remain, an "interested shareholder" subject to the prohibitions and restrictions of the Moratorium Act.

        95. Danaher and WEC presumably will contest any applicability of the Moratorium Act on the basis of their prior statements and regulatory filings.

        96. Acme-Cleveland therefore seeks a declaratory judgment that the Moratorium Act applies in the circumstances described above.

                                   14






        97. Further, if and to the extent that Danaher and/or WEC become "interested shareholders" of Acme-Cleveland under the Moratorium Act, Acme-Cleveland is entitled to appropriate preliminary and/or permanent injunctive relief prohibiting Danaher and/or WEC from taking, or attempting to take, any actions prohibited by the Moratorium Act.

                            SECOND COUNTERCLAIM

        98. Acme-Cleveland repeats and realleges the contents of paragraphs 86 through 97 above as though fully set forth herein.

        99. The preliminary proxy materials that Danaher and WEC have filed with the SEC and that are described in paragraph 93 above are publicly available and form part of the total mix of information concerning the Tender Offer.

        100. Danaher and WEC, in connection with the Schedule 14D-1, preliminary proxy materials, and other public statements, have violated Section 14(e) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78n(e), and Ohio Rev. Code Section 1707.042 by omitting to state material facts necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

        101. Danaher and WEC have stated in the Schedule 14D-1 and elsewhere that they intend to follow the Tender Offer with a second-step merger in which they would acquire all of the remaining outstanding shares of Acme-Cleveland for the same $27.00 per share in cash proposed to be paid pursuant to the
                                   15






Tender Offer. They have also stated that they intend to call the Removal/Election Special Meeting of Acme-Cleveland shareholders to replace all of Acme-Cleveland's current directors, to reduce the Board from ten to three, and to solicit proxies for the election of their own director-nominees. They have failed to disclose the material fact that, if and to the extent that they become "interested shareholders" under the Moratorium Act through the acquisition of over ten percent of the voting power of Acme-Cleveland in the election of directors by, inter alia, obtaining proxies, they will be prohibited by that Act from consummating their planned second-stage merger for at least three years and thereafter could only consummate such a merger if they met further requirements of the Moratorium Act imposing fair price and super-majority voting standards.

        102. The failure to disclose the material facts alleged in paragraph 101 above concerning the effect of the Moratorium Act upon Danaher and WEC's announced plans is material to the shareholders of Acme-Cleveland and the investing public. Unless and until their disclosure violations are completely cured and adequate time is allowed for shareholders and other investors to consider and act upon the corrective disclosures, these Federal and Ohio disclosure violations of Danaher and WEC have caused and will continue to cause material harm to Acme-Cleveland's shareholders and the investing public.

        103. Thus, Acme-Cleveland is entitled to appropriate preliminary and permanent injunctive relief requiring that plaintiffs cure their violations of
Section 14(e) of the
                                   16






Securities Exchange Act of 1934 and Ohio Rev. Code Section 1707.042 and barring Danaher and WEC from proceeding further with the Tender Offer until they have disclosed all material facts concerning the Tender Offer and shareholders and other investors have had adequate time to consider and act upon the corrective disclosures.

        WHEREFORE, Acme-Cleveland Corporation prays that this Court enter an order:

        (a) dismissing all counts of plaintiffs' Complaint with prejudice;

        (b) declaring and adjudging that, if and to the extent that plaintiffs acquire "beneficial ownership" of more than 10% of the voting power of Acme-Cleveland stock in the election of directors through the purchase or acquisition of Acme-Cleveland shares, acquisition of proxies for such purpose, or otherwise, they will become and remain subject to the Moratorium Act;

        (c) declaring and adjudging that, if and to the extent that plaintiffs become "interested shareholders" of Acme-Cleveland within the meaning of the Moratorium Act, they are preliminarily and permanently enjoined from engaging in, or attempting to engage in, any transaction prohibited by the Moratorium Act;

        (d) granting such injunctive relief as is appropriate to cure plaintiffs' material violations of Section 14(e) of the Securities Exchange Act of 1934 and Ohio Rev. Code Section 1707.042;

                                   17






        (e) awarding Acme-Cleveland its coats and reasonable attorneys' fees in this action; and

        (f) granting Acme-Cleveland such additional relief as is just and proper.

                                        Respectfully submitted,

                                        /s/ John W. Edwards II by J. K. Cogan
                                        -------------------------------------
                                        John W. Edwards II
                                        Ohio Supreme Court No. 0024848
                                        Jones, Day, Reavis & Pogue
                                        North Point
                                        901 Lakeside Avenue
                                        Cleveland, Ohio 44114
                                        (216) 586-3939

                                        Trial Attorney for Defendant
                                        Acme-Cleveland Corporation

Of Counsel:                             /s/ J. K. Cogan
                                        -----------------------------
                                        J. Kevin Cogan
Leigh B. Trevor                         Ohio Supreme Court No. 0009717
Ohio Supreme Court No. 0000088          Todd S. Swatsler
Jones, Day, Reavis & Pogue              Ohio Supreme Court No. 0010172
North Point                             Jones, Day, Reavis & Pogue
901 Lakeside Avenue                     1900 Huntington Center
Cleveland, Ohio 44114                   41 South High Street
(216) 586-3939                          Columbus, Ohio 43215
                                        (614) 469-3200

                                        /s/ William C. Wilkinson by J. K. Cogan
                                        ---------------------------------------
                                        William C. Wilkinson
                                        Ohio Supreme Court No. 0033228
                                        John T. Sunderland
                                        Ohio Supreme Court No. 0010497
                                        Thompson, Hine & Flory P.L.L.
                                        10 West Broad Street
                                        Columbus, Ohio 43215
                                        (614) 469-3266

                                        Attorneys for Defendant
                                        Acme-Cleveland Corporation

                                   18






                           CERTIFICATE OF SERVICE

        Copies of the foregoing Answer and Counterclaims of Acme-Cleveland Corporation were delivered to counsel for Danaher Corporation and WEC Acquisition Corporation and to counsel for the State of Ohio defendants:

                N. Victor Goodman, Esq.
                Mark D. Tucker, Esq.
                Benesch, Friedlander, Coplan & Aronoff
                88 East Broad Street
                9th Floor
                Columbus, Ohio 43215 [BY MESSENGER]

                Robert Weller, Esq.
                Mark A. Phillips, Esq.
                Benesch, Friedlander, Coplan & Aronoff
                2300 BP America Building
                200 Public Square
                Cleveland, Ohio 44114-2378 [BY FAX]

                Daniel A. Malkoff, Esq.
                Assistant Attorney General
                26th Floor
                30 East Broad Street
                Columbus, Ohio 43266-0410 [BY MESSENGER]

                James M. Tobin, Esq.
                Squire, Sanders & Dempsey
                1300 Huntington Center
                41 South High Street
                Columbus, Ohio 43215 [BY MESSENGER]

on this 21st day of March, 1996.

                                        /s/ J. K. Cogan
                                        -------------------------
                                        An Attorney for Defendant
                                        Acme-Cleveland Corporation